EXHIBIT 15.01
Riviana Foods Inc.

December 12, 1996

Riviana Foods Inc.:

We are aware that Riviana Foods Inc. has incorporated by reference in its Form S-3 Registration Statement its Form 10-Q for the quarter ended September 29, 1996, which includes our report dated November 5, 1996, covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

Very truly yours,

ARTHUR ANDERSEN LLP